Exhibit 21.1

PRINCIPAL SUBSIDIARIES

Name of Entity	PLACE OF INCORPORATION

InnoLight Technology Corporation	Cayman Islands

InnoLight Technology HK Limited	Hong Kong

InnoLight Technology (Suzhou) Ltd.	People’s Republic of China

1